EXHIBIT 4.2

                           STOCK OPTION AGREEMENT

      AGREEMENT, made as of this _____ day of __________, by and between NBTY, Inc., a corporation having its principal executive offices at 90 Orville Drive, Bohemia, New York 11716 (the "Grantor") and
____________________________________, residing at _________________
[address] (the "Optionee").

                            W I T N E S S E T H:

WHEREAS, Optionee is presently employed by Grantor; and

WHEREAS, Grantor is desirous of increasing the incentive of Optionee to exert his utmost efforts to improve the business and increase the assets of the Grantor.

NOW, THEREFORE, in consideration of the promises of the Optionee to remain in the continuous service of the Grantor or any of its subsidiaries, and for other good and valuable consideration, the grantor hereby grants the Optionee options to purchase shares of common stock, par value $0.008 per share, of the Grantor (the "Common Stock") upon the following terms and conditions:

1. OPTIONS. Pursuant to the NBTY, Inc. Year 2002 Stock Option Plan, the Grantor hereby grants to the Optionee incentive stock options (the "Incentive Stock Options"), as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase, at any time commencing as of the date hereof, and terminating as of 5:00 P.M. New York City time, on ________________________ (the "Termination Date"), up to _____________________ fully paid and non-assessable shares of the Common Stock (the "Option Shares").

2. PURCHASE PRICE. The purchase price per share for the Option Shares (the "Purchase Price") shall be ________. The Grantor shall pay all original issue or transfer taxes on the exercise of the Incentive Stock Options and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

3.    EXERCISE OF OPTION.

            (a) The Optionee shall notify the Grantor by registered or certified mail, return receipt requested, addressed to its principal office (Attn: Chief Financial Officer), as to the number of Option Shares which the Optionee desires to purchase pursuant to the options herein granted, which notice shall be accompanied by a payment equal to the product of (i) the Purchase Price and (ii) the number of Option Shares with respect to which the Incentive Stock Option is being exercised (such product being the "Aggregate Purchase Price"). Such payment shall be made by bank check, certified check or by delivery of shares of Common Stock having a fair market value equal to the Aggregate Purchase Price; it being understood and agreed that any Common Stock delivered must have been held by the Optionee for at least six (6) months prior to such delivery. As soon as practicable thereafter, the Grantor shall cause to be delivered to the Optionee certificates issued in the Optionee's name evidencing the shares of Common Stock purchased by the Optionee.

            (b) If the aggregate fair market value of all the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year and all Incentive Stock Option plans of the Grantor, any predecessor of the Grantor, its parent or subsidiaries, exceeds $100,000.00, the grant of the Incentive Stock Options hereunder shall not, to the extent of such excess, be deemed a grant of Incentive Stock Options but will instead be deemed the grant of Non-Qualified Stock Options under the Plan. For purpose of this paragraph, the fair market value of the stock with respect to which an Incentive Stock Option is exercisable shall be the value of such stock at the time that specific option is granted as provided for in Section 422(c)(7) of the Code.


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            (c)   Subject to paragraph 4 below, the Incentive Stock Options
      granted hereunder may be exercised by the Optionee as follows:

                  (i) with respect to options corresponding to _____ percent (__%) of the Option Shares, at any time after the first anniversary of the date hereof through the Termination Date;

                  (ii) with respect to the next ____ percent (__%) of the Option Shares, at any time after the second anniversary of the date hereof through the Termination Date;

                  (iii) with respect to the next _____ percent (__%) of the
                        Option Shares, at any time after the third anniversary of the date hereof through the Termination Date; and

                  (iv) with respect to the next _____ percent (__%) of the Option Shares, at any time after the fourth anniversary of the date hereof through the Termination Date.

4.    OPTION CONDITIONED ON CONTINUED EMPLOYMENT.

            (a) If the employment of the Optionee shall be terminated voluntarily by the Optionee or for cause, the Incentive Stock Options granted to the Optionee hereunder may be exercised at any time within thirty (30) days after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4. If such employment shall terminate otherwise than by reason of death, disability, voluntarily by the Optionee or for cause, the Incentive Stock Options may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4. For the purposes of this subparagraph (a), the retirement of an individual either pursuant to a pension or retirement plan adopted by the Grantor or any subsidiary of the Grantor or at the normal retirement date prescribed from time to time by the Grantor or any subsidiary of the Grantor shall be deemed to be a termination of such Optionee's employment other than voluntarily by the Optionee or for cause.

            (b) If the Optionee dies (i) while employed by the Grantor or a subsidiary of the Grantor, or (ii) within three (3) months after the termination of Optionee's employment other than voluntarily by the Optionee or for cause, such Incentive Stock Options may, subject to the provisions of subparagraph (d) of this Paragraph 4, be exercised by a legatee or legatees of such Incentive Stock Options under such individual's last will or by his personal representatives or distributees at any time within one year after his death.

            (c)   If the Optionee becomes disabled within the definition of
      Section 22(e) of the Code while employed by the Grantor or a subsidiary of the Grantor, such Incentive Stock Options may, subject to the provisions of subparagraph (d) of this Paragraph 4, be exercised at any time within one (1) year after Optionee's termination of employment due to the disability.

            (d) Incentive Stock Options may not be exercised pursuant to this Paragraph 4 except to the extent that the Optionee was entitled to exercise the options at the time of termination of employment or death pursuant to Paragraph 3, and in any event may not be exercised after the Termination Date.

5.    DIVISIBILITY AND NON-ASSIGNABILITY OF THE OPTIONS.

            (a) The Optionee may exercise the Incentive Stock Options herein granted from time to time during the period of their effectiveness with respect to any whole number of shares included therein.

            (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Incentive Stock Options herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and the Incentive Stock Options herein granted, or any of them, shall be exercisable during the Optionee's lifetime only by the Optionee.

6. COMPLIANCE WITH LAWS. The issuance of the Incentive Stock Options granted herein and the issuance of Option Shares upon exercise of such Incentive Stock Options, shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rulings and regulation promulgated thereunder), the rules of any national securities exchange on which the shares of Common Stock are listed, and any other law or regulation applicable thereto. The Grantor shall not be obligated to issue the Incentive Stock Options granted herein or any Option Shares if any such issuance would violate any such requirements.


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7.    NOTIFICATION OF TRANSFER FOR TAX PURPOSES. In the event that the
Optionee disposes (whether by sale, exchange, gift or any other transfer) of any shares of Common Stock acquired pursuant to the exercise of the Incentive Stock Options to the Optionee hereunder or within one year of the purchase of the shares of Common Stock by the Optionee upon the exercise of the Incentive Stock Options, the Optionee will notify the Grantor in writing, within thirty (30) days after such disposition.

8. NO RIGHTS IN OPTION SHARES. The Optionee shall have no rights as a shareholder in respect of shares of Common Stock as to which the Incentive Stock Options granted hereunder shall not have been exercised and payment made as herein provided.

9. EFFECT UPON EMPLOYMENT. This Agreement does not give the Optionee any right to continued employment by the Grantor or any subsidiary of the Grantor.

10. BINDING EFFECT. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives and assigns.

11. AGREEMENT SUBJECT TO PLAN. Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the NBTY, Inc. Year 2002 Stock Option Plan, and in the event of any inconsistency between the terms hereof and the terms of such Plan, the terms of the NBTY, Inc. Year 2002 Stock Option Plan shall govern.

12. MISCELLANEOUS. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of law. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

                                       NBTY, INC.


                                       By:_________________________________
                                          Name:
                                          Title:


Accepted and Agreed To:


__________________________________


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